Exhibit 99.1

U.S. Gold
Analysts’ Tour

September, 2006

This is the transcription of the above-noted video found at www.usgold.com

INDEX OF PROCEEDINGS

PAGE NUMBER

STOP #1, ACCESS ROAD	1-6
STOP #2, MINE CORRIDOR	6-7
STOP #3, MINE CORRIDOR	7-9
STOP #4, ROOSTER DEPOSIT	9-9
STOP #5, CORE LAB	9-10
EXPLORATION UPDATE	10-11
WHY US GOLD?	11-16

MS. CARPENTER:         Welcome to Elko and welcome to our tour, Tonkin Springs.  My name is Ann Carpenter and I am the president and COO of U.S. Gold Corporation and I am happy to have you guys on board for our tour.

MR. BROWN:         We are excited that you are here.  We have some things we think are very exciting to show you today.  A little bit about myself.  I have been an exploration geologist for 30 years.  I worked for Cominco, I worked for Gold Fields, Western States and, as Ann said, most recently Nevada Pacific.  With Cominco I was part of the team that discovered Red Dog.  At Gold Fields I was part of the team that discovered the Chimney Creek Mine, and I also got to work at the Mule Canyon Mine while I was at Gold Fields.

The reason I am here is because I believe this district is the next big district.

MR. SADERHOLM:         Good day, I am Eric Saderholm.  As introduced, I have been working for 25 years in the industry.  Mainly with a focus in Nevada and throughout the state, but on the trends especially; the Carlin Trend and the Cortez Trend. I have been working for Newmont for the last 12 years in capacities that range from straight exploration to mine geology to manager of exploration for the Carlin Trend.

A couple of points about the...what a trend is.  It starts out as a solitary or isolated occurrence, and then it just builds upon itself.  In the Carlin mine, in the middle up there, was discovered in the sixties.  It was 600,000 ounces. Eventually it became 6,000,000 ounces, and that 6,000,000 ounces has just propagated along the trend and now it is 180.  That is quite a growth.

The Cortez Trend started 20 years later.It really didn’t get its feet wet until the mid-eighties, and currently it is growing quite nicely. You can see the U.S. Gold property falls well within the linear or the trend from Lone Tree down to Ruby Hills.  It is worth pointing out too that these are company makers.  These are true company makers. Newmont made its money on the Carlin Trend and spread out to become the largest gold producer in the world as of last year.

Barrick, they were pretty much nothing until they got the gold strike deposit that they have turned into a 40,000,000 ounce monster.  They took off, left Nevada, and then came charging back and wound up on the Cortez Trend and are now the number one producer in the world.

This is a good slideshow on the discovery, 600,000 ounces, not much of a blip.  Slowly moving along and then, wham, in the late eighties you really see the growth and that is because these pieces of the trend started to come together.  And with funding came finding, and more and more drilling ramped up a lot of discoveries.  So it is a nice slide.  You can probably put Cortez sitting right up under that production.  It is hitting the same kind of growth curve as we speak.

The Carlin Trend became famous.  The Cortez trend was considered to be a series of anomalies. Gold Acres was too small, although it definitely had the same characteristics as the Carlin systems. Pipeline was an anomaly, a 1,000,000 ounce anomaly which turned into, as we know, 20,000,000 ounces today.  Cortez Hills really did change everything. It is a big deposit.  It has got a lot of metal in it, but it is not a particularly easy one to find. It is deep.  It doesn’t start until about 600 feet and the dip length is tremendous.  So the footprint itself in plan is not very big, yet the ounces are tremendous.  And once the true understanding of this type of deposit happens, I believe throughout the trend there is a lot of areas that will produce this type of deposit.

STOP #1, ACCESS ROAD:

MS. PERRY:         The first phase of the project work that I did was to look at satellite imagery and do a geomorphic structural study, a regional study, as well as compositional mapping and for this initial application we are working with alteration mapping.  And, of course, the alteration is of interest to us field geologists and remote sensing geologists because as mineralized fluids invade a country rock, they can be telltale traces to where the gold is.

STOP #2, MINE CORRIDOR:

MS. CARPENTER:         This stop here is just to kind of give you an oversight of the whole project area and to illustrate the construction of the mine, the timing of the mine and then some of the reclamation projects that we have ongoing now to continue to build relationships with the BLM and the state agencies.

MR. PASS:         This mill was the first ever

polar bio-oxidation commercial establishment attempted and while it may have been a technological success, the company had debt problems and overrun problems and this plant never operated.  It has been cleaned, put on care and maintenance ever since and the mill is in excellent condition, you know, for possible use in the future.

STOP #3, MINE CORRIDOR:

MR. SADERHOLM:         Now that we are on the ground, we can kind of look around and see what I was referring to in slides, which didn’t mean much but it is starting to mean more.  You see the vast amount of property that we have here and I have been a part of exploration teams on the Carlin-end development in this area, and this has just about everything you need.  In fact, it has all that you are looking for. You have got lower plate rocks, you have got the upper plate rocks.  The Roberts Mountain Thrust that we have alluded to is really ... it is more like a series of thrusts. It is thrust sheets that stack things on top of each other.  It is not just one plane.  If it were one plane, I don’t know that we would have all of these trends here.

So, it is nice to see that, but when walking the ground...I have only been here a few weeks and I have been hugely impressed, especially by the formation of the jasperoid.

If you look up on the hill here, you will notice sort of a pyramid-looking, pointy, massive outcrop.  That is a massive jasperoid of something...I don’t know if I have seen one in the Carlin Trend that big.  Maybe Bootstrap.  That is a big, big jasperoid.

Over by Rooster, it gets its name from the rooster cockscomb-shape there.  That is nothing but a jasperoid.  That is totally silicified rock mass. Very, very impressive.  So that right there is system indicator.  Arsenic and gold...gold, of course, is the best pathfinder there is.  And we have already got that.  But aside from that, other elements certainly help you zoom in.  Antimony and arsenic, arsenic probably being the most important and always associated with these systems.  And we have a lot of it.

MR. BROWN:         We are using a very systematic approach.  It includes geophysics; several methods that we are using: IP, air mag and the gravity.  That is coupled with our geochemistry.

Eric mentioned we did a property-wide...it is about 80 percent covered.  We haven’t covered the volcanics on the east side.  That will come.  Soil grid, we are in the process of sampling the rocks.

STOP #4, ROOSTER DEPOSIT:

MR. CONELEA:         The scale of this map is one inch equal one hundred feet.  It is actually the first detailed map over Rooster Area, this property. And is done in real time digital mapping, so everything what is mapped here was GPS-controlled. All of this green and this light blue are reactive rocks that can host gold mineralization.  By the way, if you look at the map in the office, all the maps...these areas here were mapped as upper plate rock previously.  So, one of the purpose of the map was identify correctly these lithologies...favourable lithologies, as well as the structural contour of this.  Secondly, I can mention they identify the deep crustal feature that brings the gold to the surface from the melted middle of crust. And we are doing this based on geology and based in correlation with the geophysics.

STOP #5, CORE LAB:

MR. BROWN:         We are all real excited about the arsenic minerals in here, because historically that is where the better numbers are, here and elsewhere on the trends.  But the only guy that is going to tell us is the assayer.

MR. UNKNOWN:         We put two holes into it, one down the centre of it and this one crossing it. This came home Saturday night.  Jim Levitt, one of our geos, went up to check the rig and spotted the first little bit of orpiment realgar.  If you go anywhere in the state, Turquoise Ridge, Twin Creeks, Jerritt Canyon...if you see the arsenic minerals orpiment realgar, it is usually great.  We have got a 40 foot section here that is pretty exciting to see what happens.

EXPLORATION UPDATE:

MS. CARPENTER:         What we have been able to do in our focused exploration efforts since April/May on up to present is to start to identify additional target zones out in the Tonkin Springs area. Again, the property outline that you can see, the red zones are emerging priority target areas and what we are trying to do now is sort of prioritize those through the fall, knowing what some weather limitations are going to be.  So that we will drill out into what we have been terming the hinterlands and bring the main focus back into the mine corridor area throughout the winter.

WHY US GOLD?:

MR. McEWEN:         When I flew it last year, the question that popped into my mind was, how many more mines have to be found in the Battle Mountain and Cortez trend before Carlin and Carlin is 180,000,000 ounces.  The Battle Mountain and Cortez trend is 50,000,000 ounces.  So we are looking for the next 100,000,000 ounces to make...or more in that trend.  Barrick has just walked into this area and paid a big price to buy Placer Dome, and we are very strategically located relative to that purchase.

I would like to talk also about why I thought U.S. Gold.  I stepped out of Goldcorp last spring, looked at the world and I said the gold market is going to continue to run for the next three to four years.  I think gold will reach its zenith in 2009/2010, and that is where it will have the maximum purchasing power relative to other asset classes.

So, from there, I said, where do I want to put my money?  Where do I get the best leverage? The seniors, and you will see Plaster Dome...well, Plaster Dome discovered Cortez Hills.  Their market cap increased by three-plus billion dollars on that discovery.  But their stock price only went up 30 percent because they are such a large company and that discovery didn’t have that big an impact on them.

So, I said, well, I don’t really want to be in the seniors.  I am a big believer in exploration. But then I said, where in the world do I want to be exploring?  There are a lot of geopolitical reasons to be...to narrow your focus.  There is also currency considerations; that if you are operating outside of a dollar zone, your costs can appreciate very quickly if the dollar is depreciating against those local currencies.  And then I am looking for the most prospective area for gold.  So if you look at Nevada and treated it as a country rather than a state and ranked it against all the other gold producing nations, it would rank third in the world. You have a state that has lots of infrastructure, that is mining friendly, and it is close to the largest group of investors.  So I said, Nevada is the place to be.

So, I was looking at the claim map and I said, well, if you could take White Knight’s property and combine it with U.S. Gold, and then there are a couple of others, if you could create a much larger, better financed, junior exploration company, it would give you the price leverage to a discovery and you would be sandwiched between the world’s two largest gold producers.  Or the three at the time; now it is two.  And I thought, well, that is a pretty good position to be in.  You are on trend...and after this helicopter ride I thought, wow, this is just a layup.  All you have to do is stand in the way of this and you will get hit by gold.

Barrick got to a certain size and then it became a major, and then it stopped performing because it didn’t matter how big a discovery it made, it wouldn’t move the stock.  And they got caught up in this philosophy of big is better.  And when I look at it, I am going, I don’t want a bigger company if my share price stands still.  The only reason I want a bigger company is because my share price is going higher or will go higher as a result of an acquisition.  But here you can see over the last 10 years, from 1996 to now, Barrick...if you just bought and hold, you are just getting above your cost of your investment.  And if you look to Newmont, the same trend is there.

You don’t want to buy the majors, you want to look at, in my mind...well, for me, I wanted to look at the juniors.  I came to Nevada because I thought there was potential to make a ton of money through a discovery.

So, if you look at what we are trying to do is build Nevada’s premier exploration company.  And in my mind, that is a company with a large land position comparable to what a senior would have that would have the exploration budget that would be comparable to a senior.  And that means it is a very well financed, aggressive program that can run multiple...without having going back to the market.

So, we have 70,000,000 in our treasury right now.  Our budget is $30,000,000 to do 400,000 feet of drilling over the next two years, which is a very large program.  And we are going to test for the depth extension.  We are going to test to depth and see if we have a Cortez discovery.

As you will hear repeatedly through the day, and you have heard already from Ann, there have been 2,800 drill holes on this property.  The average depth is 200 feet.  Keep that 200 feet in mind and one other fact: Cortez next door starts at 600 feet and goes down below 2,000 feet.  And there is 10,000,000 ounces starting at 600 feet.

Everybody who looked at this property before was looking for shallow oxide deposits that they could heap leach.  No one was looking for a deep deposit.  That is the change that has happened in Cortez; deep deposits.  Deep, rich deposits.

So, you go in and you have the land position, you have the budget and the attitude to be aggressive in your exploration.  You want a treasury of an intermediate so you can withstand the market cycles.  You want the balance sheet or the market liquidity of an intermediate; that means listing on senior exchanges.  But you want to retain the upside of the junior.

As I said, Plaster Dome went up 30 percent discovering Cortez Hills.  That was three plus billion dollars.  If a junior had discovered something like Cortez Hills, it is not a 30 percent move.  It is orders of magnitude in terms of price appreciation.  And that is the type of leverage that I was looking for when I came here.  I tasted it when I built Goldcorp and I said, “Well, let’s try it again.  Let’s see if lightning will hit twice”. The odds are low, but I like the risk reward ratio.

I hereby certify the foregoing to be a true and accurate transcription of the above noted video, transcribed the 23rd day of November, 2006 to the best of my skill, ability and understanding.

}
}	Certified Correct:
}
}
}
}
}

}	Chris Orr
}	Certified Verbatim Reporter
}